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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   We consent to incorporation by reference of our report dated March 6, 2000, relating to the balance sheets of NVIDIA Corporation as of January 31, 1999 and January 30, 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997, the one month period ended January 31, 1998, and each of the years in the two-year period ended January 30, 2000, and the related schedule, which report appears in the January 30, 2000, annual report on Form 10-K of NVIDIA Corporation incorporated by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California
March 27, 2000